.travel Sponsored TLD Registry Agreement

(Signed 05 May 2005)

On 5 May 2005, ICANN and Tralliance Corporation entered into a Sponsored TLD Registry Agreement under which Tralliance Corporation sponsors the .travel top-level domain. The agreement and its appendices may be viewed by following the links below.

Agreement

Appendices

- **1:** Data Escrow Specification*
- **2:** Escrow Agreement*
- **3:** Zone File Access Agreement*
- **4:** Registry Operator's Monthly Report*
- **5:** Whois Specifications*
- **6:** Schedule of Reserved Names*
- **7:** Functional and Performance Specifications*

Appendix S*

* This appendix has not been filed and will be made available to the Securities and Exchange Commission upon request.

ICANN

.travel Registry Agreement
(5 May 2005)

SPONSORED TLD REGISTRY AGREEMENT

This SPONSORED TLD REGISTRY AGREEMENT (this "Agreement") is entered into as of 5 May 2005 by and between Internet Corporation for Assigned Names and Numbers, a California nonprofit public benefit corporation, and Tralliance Corporation, a New York corporation.

ARTICLE I Introduction

Section I.1 Effective Date. The Effective Date for purposes of this Agreement shall be the date on which the TLD (as defined below) is delegated within the authoritative root-server system to nameservers designated by Registry.

Section I.2 Top-Level Domain. The Top-Level Domain to which this Agreement applies is .travel ("TLD") .

Section I.3 Designation as Registry. Upon the Effective Date, until the Expiration Date as defined in Section 4.1 hereof, ICANN hereby designates Tralliance Corporation as the sponsoring organization and sole registry for the sponsored TLD ("Registry"). ICANN hereby delegates to Registry the authority to develop policies for the sponsored TLD consistent with the requirements of Section 3.1(g) of this Agreement and Appendix S.

ARTICLE II Representations and Warranties

Section II.1 Registry's Representations and Warranties.

(a) Organization; Due Authorization and Execution. Registry is a corporation, duly organized, validly existing and in good standing under the laws of New York, and Registry has all requisite power and authority to enter into this Agreement. All corporate approvals and actions necessary for the entrance by Registry into this Agreement have been obtained and this Agreement has been duly and validly executed and delivered by Registry.

(b) Statements made During Application Process. The factual statements contained in Registry's application for the TLD, or made by Registry in writing in negotiating this Agreement, were true and correct in all material respects at the time the application was submitted to ICANN and are true and correct in all material respects as of the date this Agreement is entered into set forth above.

Section II.2 ICANN's Representations and Warranties.

(a) Organization; Due Authorization and Execution. ICANN is a nonprofit public benefit corporation duly organized, validly existing and in good standing under the laws of California. ICANN has all requisite corporate power and authority to enter into this Agreement. All corporate approvals and actions necessary for the entrance by ICANN into this Agreement have been obtained and this Agreement has been duly and validly executed and delivered by ICANN.

ARTICLE III Covenants

Section III.1 Covenants of Registry. Registry covenants and agrees with ICANN as follows:

(a) Preserve Security and Stability.

(i) ICANN Temporary Specifications or Policies. Registry shall comply with and implement all specifications or policies established by the ICANN Board of Directors on a temporary basis, if adopted by the ICANN Board of Directors by a vote of at least two-thirds of its members, so long as the ICANN Board of Directors reasonably determines that immediate temporary establishment of a specification or policy on the subject is necessary to maintain the Stability or Security (as defined in Section 3.1(d) (iv) (G)) of Registry Services or the DNS ("Temporary Specification or Policies") . Such proposed specification or policy shall be as narrowly tailored as feasible to achieve those objectives. In establishing any specification or policy under this provision, the ICANN Board of Directors shall state the period of time for which the specification or policy is temporarily adopted and shall immediately implement the Consensus Policy development process set forth in ICANN's Bylaws. ICANN shall also issue an advisory statement containing a detailed explanation of its reasons for adopting the temporary specification or policy and why the Board believes the specification or policy should receive the consensus support of Internet stakeholders. If the period of time for which the specification or policy is adopted exceeds 90 days, the ICANN Board shall reaffirm its temporary adoption every 90 days for a total period not to exceed one year, in order to maintain such policy in effect until such time as it shall become a Consensus Policy as described in Section 3.1(b) below. If during such one year period, the temporary policy or specification does not become a Consensus Policy meeting the standard set forth in Section 3.1(b) below, Registry shall no longer be required to comply with or implement such temporary policy or specification.

(b) Consensus Policies.

(i) At all times during the term of this Agreement and subject to the terms hereof, Registry will fully comply with and implement all Consensus Policies found at http://www.icann.org/general/consensus-policies.htm, as of the Effective Date and as may in the future be developed and adopted in accordance with ICANN's Bylaws and as set forth below.

(ii) "Consensus Policies" are those specifications or policies established (1) pursuant to the procedure set forth in ICANN's Bylaws and due process, and (2) covering those topics listed in Section 3.1(b) (iv) below. The Consensus Policy development process and procedure set forth in ICANN's Bylaws may be revised from time to time in accordance with ICANN's Bylaws, and any Consensus Policy that is adopted through such a revised process and covering those topics listed in Section 3.1(b) (iv) below shall be considered a Consensus

Policy for purposes of this Agreement.

(iii) For all purposes under this Agreement, the policies identified at http://www.icann.org/general/consensus-policies.htm shall be treated in the same manner and have the same effect as "Consensus Policies."

(iv) Consensus Policies and the procedures by which they are developed shall be designed to produce, to the extent possible, a consensus of Internet stakeholders. Consensus Policies shall relate to one or more of the following: (1) issues for which uniform or coordinated resolution is reasonably necessary to facilitate interoperability, Security and/or Stability of the Internet or DNS; (2) functional and performance specifications for the provision of Registry Services (as defined in Section 3.1(d) (iii) below) ; (3) Security and Stability of the registry database for the TLD; (4) registry policies reasonably necessary to implement Consensus Policies relating to registry operations or registrars; or (5) resolution of disputes regarding the registration of domain names (as opposed to the use of such domain names) . Such categories of issues referred to in the preceding sentence shall include, without limitation:

(A) principles for allocation of registered names in the TLD (e.g., first-come, first-served, timely renewal, holding period after expiration) ;

(B) prohibitions on warehousing of or speculation in domain names by registries or registrars;

(C) reservation of registered names in the TLD that may not be registered initially or that may not be renewed due to reasons reasonably related to (a) avoidance of confusion among or misleading of users, (b) intellectual property, or (c) the technical management of the DNS or the Internet (e.g., establishment of reservations of names from registration) ;

(D) maintenance of and access to accurate and up-to-date information concerning domain name registrations;

(E) procedures to avoid disruptions of domain name registration due to suspension or termination of operations by a registry or a registrar, including procedures for allocation of responsibility for serving registered domain names in a TLD affected by such a suspension or termination; and

(F) resolution of disputes regarding whether particular parties may register or maintain registration of particular domain names.

(v) Registry shall be afforded a reasonable period of time following notice of the establishment of a Consensus Policy or Temporary Specifications or Policies in which to comply with such policy or specification, taking into account any urgency involved.

In the event of a conflict between Registry Services (as defined in Section 3.1 (d) (iii) below) , on the one hand, and Consensus Policies developed in

accordance with this Section 3.1(b) or any Temporary Specifications or Policies established pursuant to Section 3.1(a) (i) above, on the other hand, the Consensus Polices or Temporary Specifications or Policies shall control, notwithstanding any other provisions contained within this Agreement.

(c) Handling of Registry Data.

(i) Data Escrow. Registry shall establish at its expense a data escrow or mirror site policy for the Registry Data compiled by Registry. Registry Data, as used in this Agreement, shall mean the following: (1) data for domains sponsored by all registrars, consisting of domain name, server name for each nameserver, registrar id, updated date, creation date, expiration date and status information; (2) data for nameservers sponsored by all registrars consisting of server name, each IP address, registrar id, updated date, creation date, expiration date, and status information; (3) data for registrars sponsoring registered domains and nameservers, consisting of registrar id, registrar address, registrar telephone number, registrar e-mail address, whois server, referral URL, updated date and the name, telephone number, and e-mail address of all the registrar's administrative, billing, and technical contacts; and (4) domain name registrant data collected by the Registry from registrars as part of or following registration of a domain name. The escrow agent or mirror-site manager, and the obligations thereof, shall be mutually agreed upon by ICANN and Registry on commercially reasonable standards that are technically and practically sufficient to allow a successor registry to assume management of the TLD. To this end, Registry shall periodically deposit into escrow all Registry Data on a schedule (not more frequently than weekly for a complete set of Registry Data, and daily for incremental updates) and in an electronic format mutually approved from time to time by Registry and ICANN, such approval not to be unreasonably withheld by either party. In addition, Registry will deposit into escrow that data collected from registrars as part of offering Registry Services introduced after the Effective Date of this Agreement. The escrow shall be maintained, at Registry's expense, by a reputable escrow agent mutually approved by Registry and ICANN, such approval also not to be unreasonably withheld by either party. The schedule, content, format, and procedure for escrow deposits shall be as reasonably established by ICANN from time to time, and as set forth in Appendix 1 hereto. Changes to the schedule, content, format, and procedure may be made only with the mutual written consent of ICANN and Registry (which neither party shall unreasonably withhold) or through the establishment of a Consensus Policy as outlined in Section 3.1(b) above. The escrow shall be held under an agreement, substantially in the form of Appendix 2, as the same may be revised from time to time, among ICANN, Registry, and the escrow agent.

(ii) Personal Data. Registry shall notify registrars sponsoring registrations in the registry for the TLD of the purposes for which Personal Data (as defined below) submitted to Registry by registrars, if any, is collected, the intended recipients (or categories of recipients) of such Personal Data, and the mechanism for access to and correction of such Personal Data. Registry shall take reasonable steps to protect Personal Data from loss, misuse, unauthorized disclosure, alteration or destruction. Registry shall not use or authorize the use of Personal Data in a way that is incompatible with the notice provided to registrars. "Personal Data" shall refer to all data about any identified or identifiable natural person.

(iii) Bulk Zone File Access. Registry shall provide bulk access to the zone files for the registry for the TLD to ICANN on a continuous basis in the manner ICANN may reasonably specify from time to time. Bulk access to the zone files shall be provided to third parties on the terms set forth in the TLD zone file access agreement reasonably established by ICANN, which initially shall be in the form attached as Appendix 3 hereto. Changes to the zone file access agreement may be made upon the mutual written consent of ICANN and Registry (which consent neither party shall unreasonably withhold) .

(iv) Monthly Reporting. Within 20 days following the end of each calendar month, Registry shall prepare and deliver to ICANN a report providing such data and in the format specified in Appendix 4. ICANN may audit Registry's books and records relating to data contained in monthly reports from time to time upon reasonable advance written notice, provided that such audits shall not exceed one per quarter. Any such audit shall be at ICANN's cost, unless such audit shall reflect a material discrepancy or discrepancies in the data provided by Registry. In the latter event, Registry shall reimburse ICANN for all reasonable costs and expenses associated with such audit, which reimbursement shall be paid together with the next Registry-Level Fee payment due following the date of transmittal of the cost statement for such audit.

(v) Whois Service. Registry shall provide such whois data as set forth in Appendix 5.

(d) Registry Operations.

(i) Registration Restrictions.

(A) Registry shall establish policies, in conformity with the charter, for the naming conventions within the sponsored TLD and for requirements of registration, consistent with Section 3.1(g) .

(B) Registry shall be responsible for establishing procedures for the enforcement of applicable charter restrictions on registration within the TLD, as described in more detail in the sponsored TLD charter included in Appendix S, which Appendix shall also include the description of the sponsored community and the delegated authority with respect thereto.

(C) Registry shall reserve, and not register any TLD strings (i) appearing on the list of reserved TLD strings attached as Appendix 6 hereto or (ii) located at http://data.iana.org/TLD/tlds-alpha-by-domain.txt for initial (i.e., other than renewal) registration at the second level within the TLD.

(ii) Functional and Performance Specifications. Functional and Performance Specifications for operation of the TLD shall be as set forth in Appendix 7 hereto, and shall address without limitation DNS services; operation of the shared registration system; and nameserver operations. Registry shall keep technical and operational records sufficient to evidence compliance with such specifications for at least one year, which records ICANN may audit from time to time upon reasonable advance written notice, provided that such audits shall

not exceed one per quarter. Any such audit shall be at ICANN's cost.

(iii) Registry Services. Registry Services are, for purposes of this Agreement, defined as the following: (a) those services that are operations of the registry critical to the following tasks: the receipt of data from registrars concerning registrations of domain names and name servers; provision to registrars of status information relating to the zone servers for the TLD; dissemination of TLD zone files; operation of the registry zone servers; and dissemination of contact and other information concerning domain name server registrations in the TLD as required by this Agreement; (b) other products or services that the Registry is required to provide because of the establishment of a Consensus Policy (as defined in Section 3.1(b) above) ; (c) any other products or services that only a registry is capable of providing, by reason of its designation as the registry; and (d) material changes to any Registry Service within the scope of (a) , (b) or (c) above.

(iv) Process for Consideration of Proposed Registry Services. Following written notification by Registry to ICANN that Registry may make a change in a Registry Service within the scope of the preceding paragraph:

(A) ICANN shall have 15 calendar days to make a "preliminary determination" whether a Registry Service requires further consideration by ICANN because it reasonably determines such Registry Service: (i) could raise significant Security or Stability issues or (ii) could raise significant competition issues.

(B) Registry must provide sufficient information at the time of notification to ICANN that it may implement such a proposed Registry Service to enable ICANN to make an informed "preliminary determination." Information provided by Registry and marked "CONFIDENTIAL" shall be treated as confidential by ICANN. Registry will not designate "CONFIDENTIAL" information necessary to describe the purpose of the proposed Registry Service and the effect on users of the DNS.

(C) ICANN may seek expert advice during the preliminary determination period (from entities or persons subject to confidentiality agreements) on the competition, Security or Stability implications of the Registry Service in order to make its "preliminary determination." To the extent ICANN determines to disclose confidential information to any such experts, it will provide notice to Registry of the identity of the expert(s) and the information it intends to convey.

(D) If ICANN determines during the 15 calendar day "preliminary determination" period that the proposed Registry Service, does not raise significant Security or Stability (as defined below) , or competition issues, Registry shall be free to deploy it upon such a determination.

(E) In the event ICANN reasonably determines during the 15 calendar day "preliminary determination" period that the Registry Service might raise significant competition issues, ICANN shall refer

the issue to the appropriate governmental competition authority or authorities with jurisdiction over the matter within five business days of making its determination, or two business days following the expiration of such 15 day period, whichever is earlier, with notice to Registry. Any such referral communication shall be posted on ICANN's website on the date of transmittal. Following such referral, ICANN shall have no further responsibility, and Registry shall have no further obligation to ICANN, with respect to any competition issues relating to the Registry Service. If such a referral occurs, the Registry will not deploy the Registry Service until 45 calendar days following the referral, unless earlier cleared by the referred governmental competition authority.

(F) In the event that ICANN reasonably determines during the 15 calendar day "preliminary determination" period that the proposed Registry Service might raise significant Stability or Security issues (as defined below) , ICANN will refer the proposal to a Standing Panel of experts (as defined below) within five business days of making its determination, or two business days following the expiration of such 15 day period, whichever is earlier, and simultaneously invite public comment on the proposal. The Standing Panel shall have 45 calendar days from the referral to prepare a written report regarding the proposed Registry Service's effect on Security or Stability (as defined below) , which report (along with a summary of any public comments) shall be forwarded to the ICANN Board. The report shall set forward the opinions of the Standing Panel, including, but not limited to, a detailed statement of the analysis, reasons, and information upon which the panel has relied in reaching their conclusions, along with the response to any specific questions that were included in the referral from ICANN staff. Upon ICANN's referral to the Standing Panel, Registry may submit additional information or analyses regarding the likely effect on Security or Stability of the Registry Service.

(G) Upon its evaluation of the proposed Registry Service, the Standing Panel will report on the likelihood and materiality of the proposed Registry Service's effects on Security or Stability, including whether the proposed Registry Service creates a reasonable risk of a meaningful adverse effect on Security or Stability as defined below:

Security: For purposes of this Agreement, an effect on security by the proposed Registry Service shall mean (1) the unauthorized disclosure, alteration, insertion or destruction of Registry Data, or (2) the unauthorized access to or disclosure of information or resources on the Internet by systems operating in accordance with all applicable standards.

Stability: For purposes of this Agreement, an effect on stability shall mean that the proposed Registry Service (1) is not compliant with applicable relevant standards that are authoritative and published by a well-

established, recognized and authoritative standards body, such as relevant Standards-Track or Best Current Practice RFCs sponsored by the IETF or (2) creates a condition that adversely affects the throughput, response time, consistency or coherence of responses to Internet servers or end systems, operating in accordance with applicable relevant standards that are authoritative and published by a well-established, recognized and authoritative standards body, such as relevant Standards-Track or Best Current Practice RFCs and relying on Registry's delegation information or provisioning services.

(H) Following receipt of the Standing Panel's report, which will be posted (with appropriate confidentiality redactions made after consultation with Registry) and available for public comment, the ICANN Board will have 30 calendar days to reach a decision. In the event the ICANN Board reasonably determines that the proposed Registry Service creates a reasonable risk of a meaningful adverse effect on Stability or Security, Registry will not offer the proposed Registry Service. An unredacted version of the Standing Panel's report shall be provided to Registry upon the posting of the report. The Registry may respond to the report of the Standing Panel or otherwise submit to the ICANN Board additional information or analyses regarding the likely effect on Security or Stability of the Registry Service.

(I) The Standing Panel shall consist of a total of 20 persons expert in the design, management and implementation of the complex systems and standards-protocols utilized in the Internet infrastructure and DNS (the "Standing Panel") . The members of the Standing Panel will be selected by its Chair. The Chair of the Standing Panel will be a person who is agreeable to both ICANN and the registry constituency of the supporting organization then responsible for generic top level domain registry policies. All members of the Standing Panel and the Chair shall execute an agreement requiring that they shall consider the issues before the panel neutrally and according to the definitions of Security and Stability. For each matter referred to the Standing Panel, the Chair shall select no more than five members from the Standing Panel to evaluate the referred matter, none of which shall have an existing competitive, financial, or legal conflict of interest, and with due regard to the particular technical issues raised by the referral.

(e) Fees and Payments. Registry shall pay the Registry-Level Fees to ICANN on a quarterly basis in accordance with Section 7.2 hereof.

(f) Cooperation. Registry shall cooperate with ICANN in efforts to promote and facilitate the security and stability of the Internet and maintain a reliable and stable DNS. To this end, Registry shall provide such data and assistance to ICANN as it may reasonably request from time to time.

(g) General Obligations of Registry to Sponsored Community. During the Term

of this Agreement, Registry shall, in developing or enforcing standards, policies, procedures, or practices with respect to the TLD which obligation ICANN acknowledges Registry has assigned to The Travel Partnership Corporation pursuant to an agreement dated February 26, 2004, a copy of which is attached hereto as Appendix A:

(i) publish such standards, policies, procedures, and practices so they are available to members of the sponsored TLD community;

(ii) conduct its policy-development activities in a manner that reasonably provides opportunities for members of the sponsored TLD community to discuss and participate in the development of such standards, policies, procedures, or practices;

(iii) maintain the representativeness of its policy-development and implementation process by establishing procedures that facilitate participation by a broad cross-section of the sponsored TLD community; and

(iv) ensure, through published procedures, adequate opportunities for members of the sponsored TLD community to submit their views on and objections to the establishment or revision of standards, policies, procedures, and practices or the manner in which standards, policies, procedures, and practices are enforced.

Section III.2 Covenants of ICANN. ICANN covenants and agrees with Registry as follows:

(a) Open and Transparent. Consistent with ICANN's expressed mission and core values, ICANN shall operate in an open and transparent manner.

(b) Equitable Treatment. ICANN shall not apply standards, policies, procedures or practices arbitrarily, unjustifiably, or inequitably and shall not single out Registry for disparate treatment unless justified by substantial and reasonable cause.

(c) TLD Zone Servers. In the event and to the extent that ICANN is authorized to set policy with regard to an authoritative root server system, it will ensure that (i) the authoritative root will point to the TLD zone servers designated by Registry for the Registry TLD throughout the Term of this Agreement; and (ii) any changes to the TLD zone server designation submitted to ICANN by Registry will be implemented by ICANN within seven days of submission.

(d) Nameserver Changes. Registry may request changes in the nameserver delegation for the Registry TLD. Any such request must be made in a format, and otherwise meet technical requirements, specified from time to time by ICANN. ICANN will use commercially reasonable efforts to have such requests implemented in the Authoritative Root-Server System within seven calendar days of the submission.

(e) Root-zone Information Publication. ICANN's publication of root-zone contact information for the Registry TLD will include Registry and its administrative and technical contacts. Any request to modify the contact information for the Registry must be made in the format specified from time to time by ICANN.

ARTICLE IV Term of Agreement

Section IV.1 Term. The initial term of this Agreement shall be ten years from the Effective Date (the "Expiration Date") . Registry agrees that upon the earlier of (i) termination of this Agreement by ICANN in accordance with Article VI below or (ii) the Expiration Date, it will cease to be the Registry for the TLD, unless, with respect to termination under the foregoing clause (ii) , Registry and ICANN agree on terms for renewal of the Agreement as set forth in Section 4.2 below prior to the Expiration Date.

Section IV.2 Renewal. This Agreement shall be renewed upon the expiration of the initial term set forth in Section 4.1 above, and following any renewal term, unless: (i) an arbitrator or court has determined that Registry has been in fundamental and material breach of Registry's obligations set forth in Sections 3.1(a) , (b) , (d) or (e) ; Section 5.2 or Section 7.3 despite notice and an opportunity to cure in accordance with Article VI hereof and (ii) following the decision of such arbitrator or court, Registry has failed to correct the conduct found to constitute such breach. Provided, however, that Registry agrees that any renewal of this Agreement is conditioned on its negotiation of renewal terms reasonably acceptable to ICANN, including, but not limited to, provisions relating to registry-level fees.

Section IV.3 Changes. While this Agreement is in effect, the parties agree to engage in good faith negotiations at regular intervals (at least once every three calendar years following the Effective Date) regarding possible changes to the terms of the Agreement, including to Section 7.2 regarding fees and payments to ICANN.

Section IV.4 Failure to Perform in Good Faith. In the event Registry shall have been repeatedly and willfully in fundamental and material breach of Registry's obligations set forth in Sections 3.1(a) , (b) , (d) or (e) ; Section 5.2 or Section 7.3, and arbitrators in accordance with Section 5.1(b) of this Agreement repeatedly have found Registry to have been in fundamental and material breach of this Agreement, including in at least three separate awards, then the arbitrators shall award such punitive, exemplary or other damages as they may believe appropriate under the circumstances.

ARTICLE V Dispute Resolution

Section V.1 Resolution of Disputes.

(a) Cooperative Engagement. In the event of a disagreement between Registry and ICANN arising under or out of this Agreement, either party may by notice to the other invoke the dispute resolution provisions of this Article V. Provided, however, that before either party may initiate arbitration as provided in Section 5.1(b) below, ICANN and Registry must attempt to resolve the dispute by cooperative engagement as set forth in this Section 5.1 (a) . If either party provides written notice to the other demanding cooperative engagement as set forth in this Section 5.1(a) , then each party will, within seven calendar days after such written notice is deemed received in accordance with Section 8.6 hereof, designate a single executive officer as its representative under this Section 5.1(a) with full authority to act on such party's behalf to resolve the dispute. The designated representatives shall, within 2 business days after being designated, confer by telephone or in person to attempt to resolve the dispute. If they are not able to resolve the dispute during such telephone conference or meeting, they shall further meet in person at a location reasonably designated by ICANN within 7 calendar days after such initial telephone conference or meeting, at which meeting the parties shall attempt to reach a definitive resolution. The time schedule and process set forth in this Section 5.1(a) may be modified with respect to any dispute, but only if both parties agree to a revised time schedule or process in writing in advance. Settlement communications within the scope of this paragraph shall be inadmissible in any arbitration or litigation between the parties.

(b) Arbitration. Disputes arising under or in connection with this Agreement, including requests for specific performance, shall be resolved through binding arbitration conducted as provided in this Section 5.1(b) pursuant to the rules of the International Court of Arbitration of the International Chamber of Commerce ("ICC") . The arbitration shall be conducted in the English language and shall occur in Los Angeles County, California, USA only following the failure to resolve the dispute pursuant to cooperative engagement discussions as set forth in Section 5.1(a) above. There shall be three arbitrators: each party shall choose one arbitrator and, if the two arbitrators are not able to agree on a third arbitrator, the third shall be chosen by the ICC. The prevailing party in the arbitration shall have the right to recover its costs and reasonable attorneys' fees, which the arbitrators shall include in their awards. Any party that seeks to confirm or vacate an arbitration award issued under this Section 5.1(b) may do so only pursuant to the applicable arbitration statutes. In any litigation involving ICANN concerning this Agreement, jurisdiction and exclusive venue for such litigation shall be in a court located in Los Angeles County, California, USA; however, the parties shall also have the right to enforce a judgment of such a court in any court of competent jurisdiction. For the purpose of aiding the arbitration and/or preserving the rights of the parties during the pendency of an arbitration, the parties shall have the right to seek a temporary stay or injunctive relief from the arbitration panel or a court, which shall not be a waiver of this agreement to arbitrate.

Section V.2 Specific Performance. Registry and ICANN agree that irreparable damage could occur if any of the provisions of this Agreement was not performed in accordance with its specific terms. Accordingly, the parties agree that they each shall be entitled to seek from the arbitrators specific performance of the terms of this Agreement (in addition to any other remedy to which each party is entitled) .

Section V.3 Limitation of Liability. ICANN's aggregate monetary liability for violations of this Agreement shall not exceed the amount of Registry-Level Fees paid by Registry to ICANN within the preceding twelve-month period pursuant to Section 7.2 of this Agreement. Registry's aggregate monetary liability to ICANN for violations of this Agreement shall be limited to fees and monetary sanctions due and owing to ICANN under this Agreement. In no event shall either party be liable for special, indirect, incidental, punitive, exemplary, or consequential damages arising out of or in connection with this Agreement or the performance or nonperformance of obligations undertaken in this Agreement, except as provided pursuant to Section 4.4 of this Agreement. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, REGISTRY DOES NOT MAKE ANY WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES RENDERED BY ITSELF, ITS SERVANTS, OR ITS AGENTS OR THE RESULTS OBTAINED FROM THEIR WORK, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, NON-INFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE VI Termination Provisions

Section VI.1 Termination.

(a) Termination by ICANN. ICANN may terminate this Agreement if Registry fails to cure any fundamental and material breach of Registry's obligations set forth in Sections 3.1(a) , (b) , (d) or (e) ; Section 5.2 or Section 7.3 despite notice and an opportunity to cure in accordance with Section 6.3 within thirty calendar days after ICANN gives Registry written notice of the breach, which notice shall include with specificity the details of the alleged breach.

(b) Termination by Registry. Registry may terminate this Agreement and its designation as Registry for the TLD pursuant to 120 days prior notice in writing to ICANN, and subject to

compliance with Section 6.4 hereof.

Section VI.2 Bankruptcy. This Agreement shall automatically terminate in the event Registry shall voluntarily or involuntarily be subject to bankruptcy proceedings and such proceeding is not dismissed within sixty (60) days..

Section VI.3 Notice; Opportunity to Cure. This Agreement may be terminated in the circumstances described in Section 6.1 above only following written notice to Registry and Registry's failure to cure in the prescribed time period, with Registry being given an opportunity during that time to initiate arbitration under Section 5.1(b) to determine the appropriateness of termination under this Agreement. In the event Registry initiates arbitration concerning the appropriateness of termination by ICANN, Registry may at the same time request that the arbitration panel stay the termination until the arbitration decision is rendered, and that request shall have the effect of staying the termination until the decision or until the arbitration panel has granted an ICANN request for lifting of the stay.

Section VI.4 Transition of Registry upon Termination of Agreement. Upon any termination of this Agreement as provided in Sections 6.1 and 6.2, the parties agree to work cooperatively to facilitate and implement the transition of the registry for the TLD in accordance with this Section 6.4. Registry shall agree to provide ICANN or any successor registry authority that may be designated for the TLD with any data regarding operations of the registry for the TLD necessary to maintain operations that may be reasonably requested in addition to that data escrowed in accordance with Section 3.1(c) (i) hereof.

Section VI.5 Rights in Data. Registry shall not be entitled to claim any intellectual property rights in Registry Data. Registry shall have the right to use Registry Data for its business purposes to the extent provided in this Agreement and as limited herein. In the event that Registry Data is released from escrow as set forth in Section 3.1(c) (i) , rights, if any, held by Registry in the data shall automatically be licensed on a non-exclusive, irrevocable, royalty-free, paid-up basis to ICANN or to a party designated in writing by ICANN.

Section VI.6 No Reimbursement. Any and all expenditures, capital investments or other investments made by Registry in connection with this Agreement shall be at Registry's own risk and ICANN shall have no obligation to reimburse Registry for any such expense, capital expenditure or investment. Nothing in this Agreement shall prohibit Registry from negotiating a transfer fee with a successor designee authority for the Registry, as the case may be. Registry shall not be required to make any payments to a successor registry by reason of registry fees paid to Registry prior to the effective date of (i) any termination or expiration of this Agreement or (ii) transition of the registry, unless any delay in transition of the registry to a successor operator shall be due to the actions of Registry.

ARTICLE VII Special Provisions

Section VII.1 Registry-Registrar Agreement.

(a) Access to Registry Services. Registry shall make access to Registry Services, including the shared registration system, available to all ICANN-accredited registrars. The criteria for the selection of registrars shall be as set forth in Appendix S. Registry shall provide all ICANN-accredited registrars authorized to register names in the Registry TLD, which shall mean such registrars have entered into Registry's form of Registry-Registrar Agreement, operational access to Registry Services, including the shared registration system for the TLD and with nondiscriminatory access to such additional services as Registry may elect to furnish to such registrar which services may include without limitation the following:

(i) The registrar toolkit software and any updates available ;

(ii) Access to customer support personnel via telephone, e-mail and Registry's website;

(iii) Access to registry resources to resolve registry/registrar or registrar/registrar disputes and technical and/or administrative customer service issues;

(iv) Access to data generated by Registry to reconcile their registration activities from Registry's Web and ftp servers;

(v) Automated registrar account management functions using the same registrar tool made available to all registrars by Registry; and

(vi) The shared registration system does not include, for purposes of providing discriminatory access, any algorithms or protocols that differentiate among registrars with respect to functionality, including database access, system priorities and overall performance.

Such Registry-Registrar Agreement may be revised by Registry from time to time, provided however, that any such revisions must be approved in advance by ICANN, which approval shall not be unreasonably withheld.

(b) Registry Shall Not Act as Own Registrar. Registry shall not act as a registrar with respect to the TLD. This shall not preclude Registry from registering names within the TLD to itself through a request made to an ICANN-accredited registrar.

(c) Restrictions on Acquisition of Ownership or Controlling Interest in Registrar. Registry shall not acquire, directly or indirectly, control of, or a greater than fifteen percent ownership interest in, any ICANN-accredited registrar.

Section VII.2 Fees to be Paid to ICANN.

(a) Payment Schedule. Registry shall pay the Registry-Level Fees specified in Sections 7.2 (b) and (c) below, and Section 7.2(d) , if applicable, by the 20th day following the end of each calendar quarter (i.e., on April 20, July 20, October 20 and January 20 for the calendar quarters ending March 31, June 30, September 30 and December 31) of the year to an account designated by ICANN. The first quarterly payment of the Fixed Registry-Level Fee shall be pro-rated from the Effective Date until the end of the calendar quarter in which the Effective Date falls.

(b) Fixed Registry-Level Fee. Commencing on the Effective Date, Registry shall pay ICANN a quarterly Fixed Registry-Level Fee in an amount equal to US$2,500 for each quarter during the twelve-month period ending June 30, 2006. Such fee is subject to increase on July 1 of each year thereafter in an amount established by ICANN's Board of Directors, but not to exceed a sum equal to 115% of the prior year's fee. One dollar (USD) of the Fixed Registry-Level Fee shall be waived for each dollar that the Registry-Level Transaction Fee exceeds US$2,000,000 per annum.

(c) Registry-Level Transaction Fee. Commencing as of the Effective Date, Registry shall pay ICANN a Registry-Level Transaction Fee in an amount equal to US$2.00 for each annual increment of an initial or renewal (including renewals associated with transfers from

one ICANN-accredited registrar to another) domain name registration during the calendar quarter to which the Registry-Level Transaction Fee pertains. For purposes of this Section 7.2(c) , a "domain name registration" shall include a domain name within the registry for the TLD, whether consisting of two or more (e.g., john.smith.name) levels, about which Registry or an affiliate thereof maintains Registry Data.

(d) Variable Registry-Level Fee. For fiscal quarters in which ICANN does not collect a variable accreditation fee from all registrars, upon receipt of reasonable notice in writing from ICANN of not less than 45 days, Registry shall pay ICANN a Variable Registry-Level Fee. The fee will be calculated by ICANN, paid to ICANN by the Registry in accordance with the Payment Schedule in Section 7.2(a) , and the Registry will invoice and collect the fees from the registrars who are party to a Registry-Registrar Agreement with Registry. The fee will consist of two components; each component will be calculated by ICANN for each registrar:

(i) The transactional component of the Variable Registry-Level Fee shall be specified by ICANN in accordance with the budget adopted by the ICANN Board of Directors for each fiscal year but shall not exceed eighty percent (80%) of the registrar level transaction fee as established pursuant to the approved 2004-2005 ICANN Budget.

(ii) The per-registrar component of the Variable Registry-Level Fee shall be specified by ICANN in accordance with the budget adopted by the ICANN Board of Directors for each fiscal year, but the sum of the per-registrar fees calculated for all registrars shall not exceed the total Per-Registrar Variable funding established pursuant to the approved 2004-2005 ICANN Budget.

(e) Interest on Late Payments. For any payments ten days or more overdue, Registry shall pay interest on late payments at the rate of 1.5% per month or, if less, the maximum rate permitted by applicable law.

ARTICLE VIII Miscellaneous

Section VIII.1 Indemnification of ICANN. Registry shall indemnify, defend, and hold harmless ICANN (including its directors, officers, employees, and agents) from and against any and all damages, liabilities, costs, and expenses, including reasonable legal fees and expenses from third-party claims, arising out of or relating to: (a) the selection of Registry to operate the registry for the TLD; (b) the entry of this Agreement; (c) establishment or operation of the registry for the TLD; (d) Registry Services; (e) collection or handling of Personal Data by Registry; (f) any dispute concerning registration of a domain name within the domain of the TLD for the registry; and (g) duties and obligations of Registry in operating the registry for the TLD; provided that, with respect to item (g) only, Registry shall not be obligated to indemnify, defend, or hold harmless ICANN to the extent the claim, damage, liability, cost, or expense arose due to a breach by ICANN of any obligation contained in this Agreement. For avoidance of doubt, nothing in this Section 8.1 shall be deemed to require Registry to reimburse or otherwise indemnify ICANN for the costs associated with the negotiation or execution of this Agreement, or with the monitoring or management of the parties' respective obligations under this Agreement. Further, this section shall not apply to any request for attorney's fees in connection with any litigation or arbitration between or among the parties.

Section VIII.2 Indemnification Procedures. If any third-party claim is commenced that is indemnified under Section 8.1 above, notice thereof shall be given to ICANN as promptly as practicable. Registry shall be entitled, if it so elects, in a notice promptly delivered to ICANN, to immediately take control of the defense and investigation of such claim and to employ and engage attorneys reasonably

acceptable to the indemnified party to handle and defend the same, at the indemnifying party's sole cost and expense, provided that in all events ICANN shall be entitled to control at its sole cost and expense the litigation of issues concerning the validity or interpretation of ICANN policies or conduct. ICANN shall cooperate, at its own cost, in all reasonable respects with Registry and its attorneys in the investigation, trial, and defense of such claim and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost and expense, participate, through its attorneys or otherwise, in such investigation, trial and defense of such claim and any appeal arising therefrom. No settlement of a claim that involves a remedy affecting ICANN other than the payment of money in an amount that is indemnified shall be entered into without the consent of ICANN. If Registry does not assume full control over the defense of a claim subject to such defense in accordance with this Section, Registry may participate in such defense, at its sole cost and expense, and ICANN shall have the right to defend the claim in such manner as it may deem appropriate, at the cost and expense of Registry.

Section VIII.3 No Offset. All payments due under this Agreement shall be made in a timely manner throughout the term of this Agreement and notwithstanding the pendency of any dispute (monetary or otherwise) between Registry and ICANN.

Section VIII.4 Use of ICANN Name and Logo. ICANN grants to Registry a non-exclusive, worldwide, royalty-free license to state that it is designated by ICANN as the Registry for the Registry TLD and to use a logo specified by ICANN to signify that Registry is an ICANN-designated registry authority. This license may not be assigned or sublicensed by Registry, except to a permitted assignee of this Agreement with Registry.

Section VIII.5 Assignment and Subcontracting. Any assignment of this Agreement shall be effective only upon written agreement by the assignee with the other party to assume the assigning party's obligations under this Agreement. Moreover, neither party may assign this Agreement without the prior written approval of the other party, which shall not be unreasonably withheld. Notwithstanding the foregoing, (i) Registry may assign this Agreement as part of the transfer of its registry business if such transfer and assignment are approved in advance by ICANN in accordance with its procedures, and (ii) ICANN may assign this Agreement (A) in conjunction with a reorganization or re-incorporation of ICANN, to another nonprofit corporation organized for the same or substantially the same purposes, or (B) as may be required pursuant to the terms of that certain Memorandum of Understanding between ICANN and the U.S. Department of Commerce, as the same may be amended from time to time. Registry must provide notice to ICANN of any subcontracting arrangements, and any agreement to subcontract portions of the operations of the TLD must mandate compliance with all covenants, obligations and agreements by Registry hereunder. Any subcontracting of technical operations shall provide that the subcontracted entity become party to the data escrow agreement mandated by Section 3.1(c) (i) hereof.

Section VIII.6 Amendments and Waivers. No amendment, supplement, or modification of this Agreement or any provision hereof shall be binding unless executed in writing by both parties. No waiver of any provision of this Agreement shall be binding unless evidenced by a writing signed by the party waiving compliance with such provision. No waiver of any of the provisions of this Agreement or failure to enforce any of the provisions hereof shall be deemed or shall constitute a waiver of any other provision hereof, nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

Section VIII.7 No Third-Party Beneficiaries. This Agreement shall not be construed to create any obligation by either ICANN or Registry to any non-party to this Agreement, including any registrar or registered name holder.

Section VIII.8 Notices, Designations, and Specifications. All notices to be given under or in relation to

this Agreement shall be given either (i) in writing at the address of the appropriate party as set forth below or (ii) via facsimile or electronic mail as provided below, unless that party has given a notice of change of postal or email address, or facsimile number, as provided in this agreement. Any change in the contact information for notice below shall be given by the party within 30 days of such change. Any notice required by this Agreement shall be deemed to have been properly given (i) if in paper form, when delivered in person or via courier service with confirmation of receipt or (ii) if via facsimile or by electronic mail, upon confirmation of receipt by the recipient's facsimile machine or email server, provided that such notice via facsimile or electronic mail shall be followed by a copy sent by regular postal mail service within two (2) business days. Whenever this Agreement shall specify a URL address for certain information, Registry shall be deemed to have been given notice of any such information when electronically posted at the designated URL. In the event other means of notice shall become practically achievable, such as notice via a secure website, the parties shall work together to implement such notice means under this Agreement.

If to ICANN, addressed to:

Internet Corporation for Assigned Names and Numbers
4676 Admiralty Way, Suite 330
Marina Del Rey, California 90292
Telephone: 1/310/823-9358
Facsimile: 1/310/823-8649
Attention: President and CEO
With a Required Copy to: General Counsel
Email: as identified from time to time

If to Registry, addressed to:

President and Chief Executive Officer
Tralliance Corporation
Twentieth Floor
220 Fifth Avenue
New York, New York 10001
Telephone: (212) 481-2820
Facsimile: (212) 481-2859
Email: legal@tralliance.info

Section VIII.9 Language. Notices, designations, determinations, and specifications made under this Agreement shall be in the English language.

Section VIII.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section VIII.11 Entire Agreement. This Agreement (including its Appendices, which form a part of it) constitutes the entire agreement of the parties hereto pertaining to the operation of the TLD and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties on that subject. In the event of a conflict between the provisions in the body of this Agreement and any provision in its Appendices, the provisions in the body of the Agreement shall control.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

INTERNET CORPORATION FOR ASSIGNED NAMES AND NUMBERS

By:______________________________
Dr. Paul Twomey
CEO and President
Date: 5 May 2005

TRALLIANCE CORPORATION

By:______________________________
Ronald N. Andruff
President and CEO
Date: 5 May 2005